UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 23, 2009

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code)  (415) 946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 23, 2009, IA Global, Inc. (the “Company”) received notice that the NYSE AMEX Stock Exchange (“NYSE AMEX”) has determined to proceed with an application to the Securities and Exchange Commission to remove the Company’s common stock from listing and registration on NYSE AMEX. This determination, which the Company has appealed, was made in light of the Company’s failure to comply with certain standards for continued listing on NYSE AMEX set forth in Part 10 of the NYSE AMEX Company Guide. Specifically, the Company is not in compliance with (i) Section 1003(a)(i) of the Company Guide, since its total shareholders’ equity is less than $2 million and the Company has reported losses from continuing operations and net losses in two out of the three most recent fiscal years; (ii) Section 1003(a)(ii) of the Company Guide, since its total shareholders’ equity is less than $4 million and the Company has reported losses from continuing operations and net losses in three out of the four most recent fiscal years; (iii) Section 1003(a)(iii) of the Company Guide, since its total shareholders’ equity is less than $6 million and the Company has reported losses from continuing operations and net losses in the five most recent fiscal years; and (iv) Section 1003(a)(iv) of the Company Guide, since the Company sustained losses so substantial in relation to its overall operations or its existing financial resources or its financial condition has become so impaired that is appears questionable, in the opinion of the NYSE AMEX, that the Company will be able to continue operations and/or meet its obligations as they mature.

In order to maintain its listing on NYSE AMEX, the Company submitted a plan on October 26, 2009, which was subsequently amended on November 5, 2009, that addressed how it intended to regain compliance with Section 1003(a)(iv) of the Company Guide by March 25, 2010 and Section 1003(a)(i), (ii) and (iii) of the Company Guide by March 25, 2011. The Company would be subject to periodic review by NYSE AMEX staff during the extension period.

In the notice received by the Company on December 23, 2009, NYSE AMEX indicated that it believes that the Company’s financial condition, low selling price and lack of definitive documentation do not support the Company’s plan to regain compliance by March 25, 2011. On December 30, 2009, the Company appealed the NYSE AMEX staff’s determination and requested an oral hearing to present its plan and discuss the Company’s progress towards achieving the goals set forth in the plan, including the Company’s intent to regain compliance with NYSE AMEX rules by March 25, 2011. The Company’s common stock will continue to trade on NYSE AMEX while the Company’s appeal is pending.

The Company has not filed its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009. The timely filing of such report is a condition of the Company’s continuing listing on NYSE AMEX, as required by Sections 134 and 1101 of the Company Guide. In addition, the Company’s failure to file this report is a violation of its listing agreement with NYSE AMEX. Pursuant to 1003(d) of the Company Guide, NYSE AMEX is authorized to suspend, and unless prompt corrective action is taken, remove the Company’s security from listing on the exchange. The Company submitted a plan to NYSE AMEX on December 7, 2009 and expects to be in compliance with Sections 134 and 1101 of the Company Guide by February 22, 2010.

The Company also received a deficiency letter from NYSE AMEX on July 10, 2009. In this letter, NYSE AMEX staff determined that the Company’s securities had been selling for a low price per share for a substantial period of time and, pursuant to Section 1003(f)(v) of the Company Guide, the Company’s continued listing was predicated on it effecting a reverse stock split of its common stock by January 11, 2010. In response to the deficiency letter and in accordance with guidance provided by NYSE AMEX’s staff, the Company asked its stockholders to give the board of directors discretion to effect a reverse stock split within a prescribed range of ratios. Such proposal was approved by the Company’s stockholders at the Company’s 2009 Annual Meeting on December 18, 2009. This reverse stock split is expected to be considered after the completion of the appeal process.

Pursuant to Section 1003(c)(i) of the Company Guide, NYSE AMEX will consider delisting a security where an issuer has disposed of its principal operating assets. On December 8, 2009, the Company deconsolidated the operations of Global Hotline, Inc., its wholly-owned subsidiary engaged in business process outsourcing activities in Japan, effective as of July 1, 2009. As a result, the Company intends to account for Global Hotline, Inc. as a discontinued operation for periods ending after July 1, 2009. The Company’s stockholders’ equity is expected to increase by approximately $15.2 million during the three months ended September 30, 2009 in part as a consequence of this determination.

There is no guarantee that the Company will be successful at maintaining its NYSE AMEX listing. If the Company’s common stock were to be delisted by NYSE AMEX, the Company expects its shares would continue to be traded on the Over-The-Counter Bulletin Board.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by IA Global, Inc. on December 30, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA GLOBAL, INC.

(Registrant)

Dated: December 30, 2009

By:	/s/ Mark Scott

Mark Scott

Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by IA Global, Inc. on December 30, 2009